Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Media Contacts:	Tracy Ogden	Investor Contacts:	Teri Loxam
	(908) 740-1747		(908) 740-1986

	Claire Gillespie		Amy Klug
	(267) 305-0932		(908) 740-1898

Merck Announces Third-Quarter 2017 Financial Results

•                  Third-Quarter 2017 Worldwide Sales Were $10.3 Billion, a Decrease of 2 Percent, Including a 1 Percent Positive Impact from Foreign Exchange

•                  KEYTRUDA as well as Animal Health Business Achieved Quarterly Sales of $1.0 Billion

•                  Third-Quarter 2017 GAAP EPS was $(0.02), Reflecting a $2.35 Billion Charge Related to the Formation of a Strategic Oncology Collaboration with AstraZeneca; Third-Quarter Non-GAAP EPS was $1.11

•                  Company Narrows and Raises 2017 Full-Year Revenue Range to be Between $40.0 Billion and $40.5 Billion, Including a Less Than 1 Percent Negative Impact from Foreign Exchange

•                  Company Narrows and Raises 2017 Full-Year GAAP EPS Range to be Between $1.78 and $1.84; Narrows and Raises 2017 Full-Year Non-GAAP EPS Range to be Between $3.91 and $3.97, Including a Less Than 1 Percent Negative Impact from Foreign Exchange

•                  KEYTRUDA Development Program Advances with Key Regulatory Approvals

KENILWORTH, N.J., Oct. 27, 2017 — Merck (NYSE: MRK), known as MSD outside the United States and Canada, today announced financial results for the third quarter of 2017.

“Our performance in the third quarter demonstrates the strength of our underlying business, with growth from key product launches, good global demand for vaccines, as well as strength from our Animal Health business,” said Kenneth C. Frazier, chairman and chief executive officer, Merck. “We will continue augmenting our pipeline through value-creating business development like our oncology collaboration with AstraZeneca to address unmet medical need and drive future growth.”

Financial Summary

	Third Quarter
$ in millions, except EPS amounts	2017	2016
Sales	$10,325	$10,536
GAAP net (loss) income[1]	(56)	2,184
Non-GAAP net income that excludes items listed below[1,2]	3,054	2,989
GAAP EPS	(0.02)	0.78
Non-GAAP EPS that excludes items listed below[2]	1.11	1.07

Worldwide sales were $10.3 billion for the third quarter of 2017, a decrease of 2 percent compared with the third quarter of 2016, including a 1 percent positive impact from foreign exchange.

Sales in the third quarter of 2017 were reduced by approximately $240 million due to a borrowing from the U.S. Centers for Disease Control and Prevention Pediatric Vaccine Stockpile of GARDASIL 9 (Human Papillomavirus 9-valent Vaccine, Recombinant), a vaccine to prevent certain cancers and other diseases caused by HPV, driven in part by the temporary production shutdown resulting from the cyber-attack, as well as overall higher demand than originally planned.

Additionally, as expected, revenue was unfavorably impacted by approximately $135 million from lost sales in certain markets related to the cyber-attack. Sales in the third quarter of 2017 compared with the third quarter of 2016 were also unfavorably impacted by approximately $150 million of additional sales in Japan in the third quarter of 2016 resulting from the timing of shipments. Sales in the third quarter of 2017 reflect incremental sales of approximately $130 million due to the recording of vaccine sales from 19 European countries that were part of the Sanofi Pasteur MSD (SPMSD) vaccines joint venture, which was terminated on Dec. 31, 2016.

GAAP (generally accepted accounting principles) earnings (loss) per share assuming dilution (EPS) were $(0.02) for the third quarter of 2017, which reflects a $2.35 billion aggregate charge related to the formation of a strategic oncology collaboration with AstraZeneca. Non-GAAP EPS of $1.11 for the third quarter of 2017 excludes acquisition- and divestiture-related costs, restructuring costs, the charge related to the AstraZeneca collaboration referenced above and certain other items. Year-to-date results can be found in the attached tables.

1  Net (loss) income attributable to Merck & Co., Inc.

2  Merck is providing certain 2017 and 2016 non-GAAP information that excludes certain items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. Management believes that providing this information enhances investors’ understanding of the company’s results as it permits investors to understand how management assesses performance. Management uses these measures internally for planning and forecasting purposes and to measure the performance of the company along with other metrics. Senior management’s annual compensation is derived in part using non-GAAP income and non-GAAP EPS. This information should be considered in addition to, but not as a substitute for or superior to, information prepared in accordance with GAAP. For a description of the items, see Table 2a attached to this release.

Pipeline Highlights

Merck expanded its focus in oncology by further advancing the development program for KEYTRUDA (pembrolizumab), an anti-PD-1 therapy, receiving key regulatory approvals and through business development transactions.

•                  The U.S. Food and Drug Administration (FDA) approved KEYTRUDA under its Accelerated Approval program for the treatment of patients with recurrent locally advanced or metastatic gastric or gastroesophageal junction adenocarcinoma whose tumors express PD-L1 and who have already received two or more lines of chemotherapy.

•                  The European Commission approved KEYTRUDA for the treatment of certain patients with locally advanced or metastatic urothelial carcinoma.

•                  At the European Society for Medical Oncology 2017 Congress, data were presented from studies evaluating the use of KEYTRUDA as a monotherapy and combination therapy in 12 cancers.

•                  Merck is amending the KEYNOTE-189 study to include overall survival as a co-primary endpoint. The updated completion date is Feb. 2019 and there will be opportunities for the company to conduct interim analyses. KEYNOTE-189 is a Phase 3 study of platinum-pemetrexed chemotherapy with or without KEYTRUDA in patients with first line metastatic non-squamous non-small cell lung cancer (NSCLC).

•                  Merck entered into an oncology collaboration with AstraZeneca to co-develop and co-commercialize AstraZeneca’s Lynparza (olaparib), a PARP inhibitor, and investigational medicine selumetinib, a MEK inhibitor, as monotherapy and in combination treatments for multiple cancer types.

•                  The FDA approved Lynparza for new and additional uses in ovarian cancer, including as a maintenance treatment for recurrent epithelial ovarian, fallopian tube or primary peritoneal adult cancer patients who are in response to platinum-based chemotherapy, regardless of BRCA status, and in tablets for the use in patients with deleterious or suspected deleterious germline BRCA-mutated advanced ovarian cancer, who have been treated with three or more prior lines of chemotherapy.

•                  The FDA accepted for review the supplemental New Drug Application (NDA) for the use of Lynparza tablets in patients with germline BRCA-mutated, HER2-negative metastatic breast cancer who have been previously treated with chemotherapy either in the neoadjuvant, adjuvant or metastatic settings. The FDA granted Priority Review with a

PDUFA action date in the first quarter of 2018. A NDA was also submitted to Japan’s Pharmaceuticals and Medical Devices Agency.

•                  Merck acquired Rigontec, a pioneer in accessing the retinoic acid-inducible gene I (RIG-I) pathway, part of the innate immune system, as a novel and distinct approach in cancer immunotherapy to induce both immediate and long-term anti-tumor immunity. Rigontec’s lead candidate, RGT100, is currently in Phase I development evaluating treatment in patients with various tumors. The acquisition closed in October.

Merck presented results at the European Research Organization on Genital Infection and Neoplasia Congress from the final analyses of the pivotal Phase 3 efficacy, immunogenicity and safety clinical trial for GARDASIL 9 showing sustained efficacy for up to six years in the per protocol population.

Merck presented data at ID Week 2017 from the pivotal Phase 3 clinical study of letermovir, an investigational antiviral medicine for prophylaxis of cytomegalovirus (CMV) infection or disease in adult CMV-seropositive recipients of an allogeneic hematopoietic stem cell transplant. Data were also presented from the Phase 1 trial for V160, an investigational vaccine for human CMV, evaluating safety, tolerability and immunogenicity in healthy adults.

Merck announced it will not submit applications for regulatory approval for anacetrapib, the investigational cholesteryl ester transfer protein inhibitor, following a thorough review of the clinical profile of anacetrapib, including discussions with external experts.

Merck announced the strategic decision to discontinue the development of the investigational combination regimens MK-3682B (grazoprevir/ruzasvir/uprifosbuvir) and MK-3682C (ruzasvir/uprifosbuvir) for the treatment of chronic hepatitis C virus (HCV) infection. This decision was made based on a review of available Phase 2 efficacy data and in consideration of the evolving marketplace and the growing number of treatment options available for patients with chronic HCV infection, including ZEPATIER (elbasvir and grazoprevir).

Third-Quarter Revenue Performance

The following table reflects sales of the company’s top pharmaceutical products, as well as total sales of Animal Health products.

	Third Quarter
$ in millions	2017	2016	Change	Change Ex-Exchange
Total Sales	$10,325	$10,536	-2%	-3%
Pharmaceutical	9,156	9,443	-3%	-4%
JANUVIA / JANUMET	1,525	1,554	-2%	-2%
KEYTRUDA	1,047	356	194%	192%
GARDASIL / GARDASIL 9	675	860	-22%	-22%
PROQUAD, M-M-R II and VARIVAX	519	496	4%	5%
ZEPATIER	468	164	185%	184%
ZETIA / VYTORIN	462	944	-51%	-52%
ISENTRESS / ISENTRESS HD	310	372	-17%	-18%
ZOSTAVAX	234	190	23%	23%
PNEUMOVAX 23	229	175	31%	31%
Animal Health	1,000	865	16%	14%
Other Revenues	169	228	-26%	-13%

Pharmaceutical Revenue

Third-quarter pharmaceutical sales decreased 3 percent to $9.2 billion, including a 1 percent positive impact from foreign exchange. In addition to the factors mentioned in the Financial Summary above, sales in the third quarter of 2017 reflect the loss of market exclusivity for several products, as well as lower sales of JANUVIA (sitagliptin) and JANUMET (sitagliptin and metformin HCl), medicines that help lower blood sugar in adults with type 2 diabetes. These declines were partially offset by significant growth in KEYTRUDA and from other product launches, as well as from growth in certain in-line brands.

The pharmaceutical sales decline was largely driven by the loss of U.S. market exclusivity for ZETIA (ezetimibe) in late 2016 and VYTORIN (ezetimibe/simvastatin) in April 2017, medicines for lowering LDL cholesterol, and the ongoing impacts of generic competition for CUBICIN (daptomycin for injection), an I.V. antibiotic, and biosimilar competition for REMICADE (infliximab), a treatment for inflammatory diseases, in the company’s marketing territories in Europe. In the aggregate, sales of these products declined approximately $800 million during the third quarter of 2017 compared to the third quarter of 2016.

Additionally, the decline reflects lower sales of GARDASIL [Human Papillomavirus Quadrivalent (Types 6, 11, 16 and 18) Vaccine, Recombinant] and GARDASIL 9, vaccines to prevent certain cancers and other diseases caused by HPV, largely attributable to lower sales in the United States as described previously, partially offset by growth in Europe due to the termination of the SPMSD vaccines joint venture noted above, and growth in Asia Pacific reflecting strong demand.

The decrease in the diabetes franchise of JANUVIA and JANUMET was primarily due to pricing pressure partially offset by continued volume growth globally.

Higher sales of KEYTRUDA reflect the company’s continued launch with new indications globally. Strong momentum from the treatment of patients with NSCLC contributed significantly to KEYTRUDA’s overall growth, as KEYTRUDA is the only anti-PD-1 approved in the first-line setting.

Growth in ZEPATIER is due to ongoing launches globally. The company anticipates that future sales of ZEPATIER will be unfavorably affected by increasing competition and declining patient volumes.

Additionally, the ongoing launch of BRIDION (sugammadex) Injection 100 mg/mL, a medicine for the reversal of neuromuscular blockade induced by rocuronium bromide or vecuronium bromide in adults undergoing surgery, generated sales of $185 million in the quarter driven largely by strong growth in the United States.

Growth in PNEUMOVAX 23 (pneumococcal vaccine polyvalent), a vaccine to help prevent pneumococcal disease, was largely due to higher demand and pricing in the United States.

Animal Health Revenue

Animal Health sales totaled $1.0 billion for the third quarter of 2017, an increase of 16 percent compared with the third quarter of 2016, including a 2 percent positive impact from foreign exchange. Growth was driven by sales increases in companion animal products, primarily the BRAVECTO (fluralaner) line of products that kill fleas and ticks in dogs and cats for up to 12 weeks, and companion animal vaccines. Additionally, higher sales of ruminants products, including the positive impact of the Vallée S.A. acquisition which closed in March, swine products and poultry products all contributed to growth.

Third-Quarter Expense, EPS and Related Information

The table below presents selected expense information.

$ in millions	GAAP	Acquisition- and Divestiture- Related Costs[3]	Restructuring Costs	Certain Other Items	Non-GAAP[2]
Third-Quarter 2017
Materials and production	$3,274	$768	$25	$—	$2,481
Marketing and administrative	2,401	11	—	—	2,390
Research and development	4,383	271	2	2,350	1,760
Restructuring costs	153	—	153	—	—
Other (income) expense, net	(86)	(18)	—	—	(68)

Third-Quarter 2016
Materials and production	$3,409	$773	$36	$—	$2,600
Marketing and administrative	2,393	36	1	—	2,356
Research and development	1,664	13	14	—	1,637
Restructuring costs	161	—	161	—	—
Other (income) expense, net	22	12	—	(6)	16

GAAP Expense, EPS and Related Information

On a GAAP basis, the gross margin was 68.3 percent for the third quarter of 2017 compared to 67.6 percent for the third quarter of 2016. The increase in gross margin for the third quarter of 2017 was primarily driven by the favorable effects of product mix partially offset by costs related to the cyber-attack.

Marketing and administrative expenses were $2.4 billion in the third quarter of 2017, essentially flat as compared to the third quarter of 2016. Lower acquisition- and divestiture-related costs were offset by costs associated with the company now operating its European vaccines business in the countries that were previously part of the SPMSD vaccines joint venture, higher promotion expenses related to product launches and remediation costs related to the cyber-attack.

Research and development (R&D) expenses were $4.4 billion in the third quarter of 2017 compared with $1.7 billion in the third quarter of 2016. The increase primarily reflects a $2.35 billion aggregate charge related to the formation of the collaboration with AstraZeneca, higher in-process research and development (IPR&D) impairment charges driven by a $240 million charge resulting from the decision to discontinue the development of investigational HCV combination regimens MK-3682B and MK-3682C noted above, and increased investment in early drug development.

The GAAP effective income tax rate of 125.5 percent for the third quarter of 2017 reflects the unfavorable impact of a $2.35 billion aggregate charge related to the formation of

3  Includes expenses for the amortization of intangible assets and purchase accounting adjustments to inventories recognized as a result of acquisitions, intangible asset impairment charges and expense or income related to changes in the estimated fair value measurement of contingent consideration. Also includes integration, transaction and certain other costs related to business acquisitions and divestitures.

the AstraZeneca collaboration for which no tax benefit has been recognized, partially offset by the favorable impact of a net tax benefit of $234 million related to the settlement of certain federal income tax issues.

GAAP EPS was $(0.02) for the third quarter of 2017 compared with $0.78 for the third quarter of 2016.

Non-GAAP Expense, EPS and Related Information

The non-GAAP gross margin was 76.0 percent for the third quarter of 2017 compared to 75.3 percent for the third quarter of 2016. The increase in non-GAAP gross margin was largely driven by the favorable effects of product mix partially offset by costs related to the cyber-attack.

Non-GAAP marketing and administrative expenses were $2.4 billion in the third quarter of 2017, an increase of 1 percent compared to the third quarter of 2016. The increase in non-GAAP marketing and administrative expenses was driven primarily by costs associated with the company now operating its European vaccines business in the countries that were previously part of the SPMSD vaccines joint venture, higher promotion expenses related to product launches and remediation costs related to the cyber-attack.

Non-GAAP R&D expenses were $1.8 billion in the third quarter of 2017, an 8 percent increase compared to the third quarter of 2016. The increase reflects increased investment in early drug development.

The non-GAAP effective income tax rate was 18.7 percent compared to 23.8 percent in the third quarter of 2016.

Non-GAAP EPS was $1.11 for the third quarter of 2017 compared with $1.07 for the third quarter of 2016.

A reconciliation of GAAP to non-GAAP net income and EPS is provided in the table that follows.

	Third Quarter
$ in millions, except EPS amounts	2017	2016
EPS
GAAP EPS	$(0.02)	$0.78
Difference[4]	1.13	0.29
Non-GAAP EPS that excludes items listed below[2]	$1.11	$1.07

Net Income
GAAP net (loss) income[1]	$(56)	$2,184
Difference	3,110	805
Non-GAAP net income that excludes items listed below[1,2]	$3,054	$2,989

Decrease (Increase) in Net Income Due to Excluded Items:
Acquisition- and divestiture-related costs[3]	$1,032	$834
Restructuring costs	180	212
Aggregate charge related to the formation of the collaboration with AstraZeneca	2,350	—
Other	—	(6)
Net decrease (increase) in income before taxes	3,562	1,040
Income tax (benefit) expense[5]	(452)	(235)
Decrease (increase) in net income	$3,110	$805

Financial Outlook

Merck has narrowed and raised its full-year 2017 GAAP EPS range to be between $1.78 and $1.84. Merck narrowed and raised its full-year 2017 non-GAAP EPS range to be between $3.91 and $3.97, including a less than 1 percent negative impact from foreign exchange at current exchange rates. The non-GAAP range excludes acquisition- and divestiture-related costs, costs related to restructuring programs, a charge related to the formation of the collaboration with AstraZeneca and certain other items.

Merck has narrowed and raised its full-year 2017 revenue range to be between $40.0 billion and $40.5 billion, including a less than 1 percent negative impact from foreign exchange at current exchange rates.

The following table summarizes the company’s 2017 financial guidance.

	GAAP	Non-GAAP[2]

Revenue	$40.0 to $40.5 billion	$40.0 to $40.5 billion*
Operating expenses	Lower than 2016	Higher than 2016 by a mid-single digit rate
Effective tax rate	24.5% to 25.5%	20.0% to 21.0%
EPS	$1.78 to $1.84	$3.91 to $3.97

*The company does not have any non-GAAP adjustments to revenue.

A reconciliation of anticipated 2017 GAAP EPS to non-GAAP EPS and the items excluded from non-GAAP EPS are provided in the table below.

4 Represents the difference between calculated GAAP EPS and calculated non-GAAP EPS, which may be different than the amount calculated by dividing the impact of the excluded items by the weighted-average shares for the period.

5 Includes the estimated tax impact on the reconciling items, as well as a $234 million net tax benefit related to the settlement of certain federal income tax issues.

$ in millions, except EPS amounts	Full-Year 2017

GAAP EPS	$1.78 to $1.84
Difference[4]	2.13
Non-GAAP EPS that excludes items listed below[2]	$3.91 to $3.97

Acquisition- and divestiture-related costs	$3,800
Restructuring costs	850
Aggregate charge related to the formation of the collaboration with AstraZeneca	2,350
Net decrease (increase) in income before taxes	7,000
Estimated income tax (benefit) expense	(1,130)
Decrease (increase) in net income	$5,870

The expected full-year 2017 GAAP effective tax rate of 24.5 to 25.5 percent reflects an unfavorable impact of approximately 4.5 percentage points from the above items.

Total Employees

As of Sept. 30, 2017, Merck had approximately 69,500 employees worldwide.

Earnings Conference Call

Investors, journalists and the general public may access a live audio webcast of the call today at 8:00 a.m. EDT on Merck’s website at http://investors.merck.com/events-and-presentations/default.aspx. Institutional investors and analysts can participate in the call by dialing (706) 758-9927 or (877) 381-5782 and using ID code number 83569475. Members of the media are invited to monitor the call by dialing (706) 758-9928 or (800) 399-7917 and using ID code number 83569475. Journalists who wish to ask questions are requested to contact a member of Merck’s Media Relations team at the conclusion of the call.

About Merck

For more than a century, Merck, a leading global biopharmaceutical company known as MSD outside of the United States and Canada, has been inventing for life, bringing forward medicines and vaccines for many of the world’s most challenging diseases. Through our prescription medicines, vaccines, biologic therapies and animal health products, we work with customers and operate in more than 140 countries to deliver innovative health solutions. We also demonstrate our commitment to increasing access to health care through far-reaching policies, programs and partnerships. Today, Merck continues to be at the forefront of research to advance the prevention and treatment of diseases that threaten people and communities around the world - including cancer, cardio-metabolic diseases, emerging animal diseases, Alzheimer’s disease and infectious diseases including HIV and Ebola. For more information, visit www.merck.com and connect with us on Twitter, Facebook, Instagram, YouTube and LinkedIn.

Forward-Looking Statement of Merck & Co., Inc., Kenilworth, N.J., USA

This news release of Merck & Co., Inc., Kenilworth, N.J., USA (the “company”) includes “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties. There can be no guarantees with respect to pipeline products that the products will receive the necessary regulatory approvals or that they will prove to be commercially successful. If underlying assumptions prove inaccurate or risks or uncertainties materialize, actual results may differ materially from those set forth in the forward-looking statements.

Risks and uncertainties include but are not limited to, general industry conditions and competition; general economic factors, including interest rate and currency exchange rate fluctuations; the impact of pharmaceutical industry regulation and health care legislation in the United States and internationally; global trends toward health care cost containment; technological advances, new products and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approval; the company’s ability to accurately predict future market conditions; manufacturing difficulties or delays; financial instability of international economies and sovereign risk; dependence on the effectiveness of the company’s patents and other protections for innovative products; and the exposure to litigation, including patent litigation, and/or regulatory actions.

The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in the company’s 2016 Annual Report on Form 10-K and the company’s other filings with the Securities and Exchange Commission (SEC) available at the SEC’s Internet site (www.sec.gov).

###

MERCK & CO., INC.

CONSOLIDATED STATEMENT OF INCOME - GAAP

(AMOUNTS IN MILLIONS, EXCEPT PER SHARE FIGURES)

(UNAUDITED)

Table 1

	GAAP			GAAP
	3Q17	3Q16	% Change	Sep YTD 2017	Sep YTD 2016	% Change

Sales	$10,325	$10,536	-2%	$29,689	$29,692	—

Costs, Expenses and Other
Materials and production (1)	3,274	3,409	-4%	9,369	10,559	-11%
Marketing and administrative (1)	2,401	2,393	—	7,251	7,169	1%
Research and development (1) (2)	4,383	1,664	*	7,927	5,475	45%
Restructuring costs (3)	153	161	-5%	470	386	22%
Other (income) expense, net (1)	(86)	22	*	30	88	-66%
Income Before Taxes	200	2,887	-93%	4,642	6,015	-23%
Taxes on Income (1)	251	699		1,186	1,487
Net (Loss) Income	(51)	2,188	*	3,456	4,528	-24%
Less: Net Income Attributable to Noncontrolling Interests	5	4		16	13
Net (Loss) Income Attributable to Merck & Co., Inc.	$(56)	$2,184	*	$3,440	$4,515	-24%
(Loss) Earnings per Common Share Assuming Dilution (4)	$(0.02)	$0.78	*	$1.25	$1.62	-23%

Average Shares Outstanding Assuming Dilution (4)	2,727	2,786		2,754	2,791
Tax Rate (5)	125.5%	24.2%		25.5%	24.7%

* 100% or greater

(1) Amounts include the impact of acquisition and divestiture-related costs, restructuring costs and certain other items. See accompanying tables for details.

(2) Research and development expenses for the third quarter and first nine months of 2017 include a $2.35 billion aggregate charge recorded in conjunction with the formation of a collaboration with AstraZeneca.

(3) Represents separation and other related costs associated with restructuring activities under the company’s formal restructuring programs.

(4)  Because the company recorded a net loss in the third quarter of 2017, no potential dilutive common shares were used in the computation of loss per common share assuming dilution as the effect would have been anti-dilutive.

(5) The effective income tax rates for the third quarter and first nine months of 2017 reflect the unfavorable impact of a $2.35 billion aggregate pretax charge recorded in conjunction with the formation of a collaboration with AstraZeneca for which no tax benefit has been recognized, partially offset by the favorable impact of a net tax benefit of $234 million related to the settlement of certain federal income tax issues.

MERCK & CO., INC.

GAAP TO NON-GAAP RECONCILIATION

THIRD QUARTER 2017

(AMOUNTS IN MILLIONS, EXCEPT PER SHARE FIGURES)

(UNAUDITED)

Table 2a

	GAAP	Acquisition and Divestiture-Related Costs (1)		Restructuring Costs (2)		Certain Other Items (3)		Adjustment Subtotal	Non-GAAP

Materials and production	$3,274	768		25				793	$2,481
Marketing and administrative	2,401	11						11	2,390
Research and development	4,383	271		2		2,350		2,623	1,760
Restructuring costs	153			153				153	—
Other (income) expense, net	(86)	(18)						(18)	(68)
Income Before Taxes	200	(1,032)		(180)		(2,350)		(3,562)	3,762
Income Tax Provision (Benefit)	251	(179	)(4)	(39	)(4)	(234	)(5)	(452)	703
Net (Loss) Income	(51)	(853)		(141)		(2,116)		(3,110)	3,059
Net (Loss) Income Attributable to Merck & Co., Inc.	(56)	(853)		(141)		(2,116)		(3,110)	3,054
(Loss) Earnings per Common Share Assuming Dilution	$(0.02)	(0.31)		(0.05)		(0.77)		(1.13)	$1.11

Tax Rate	125.5%								18.7%

Only the line items that are affected by non-GAAP adjustments are shown.

Merck is providing certain non-GAAP information that excludes certain items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. Management believes that providing this information enhances investors’ understanding of the company’s results as it permits investors to understand how management assesses performance. Management uses these measures internally for planning and forecasting purposes and to measure the performance of the company along with other metrics. Senior management’s annual compensation is derived in part using non-GAAP income and non-GAAP EPS. This information should be considered in addition to, but not as a substitute for or superior to, information prepared in accordance with GAAP.

(1) Amounts included in materials and production costs primarily reflect expenses for the amortization of intangible assets recognized as a result of business acquisitions.  Amounts included in marketing and administrative expenses reflect integration, transaction and certain other costs related to business acquisitions and divestitures.  Amounts included in research and development expenses reflect $245 million of in-process research and development (IPR&D) impairment charges and $26 million of expenses related to an increase in the estimated fair value measurement of liabilities for contingent consideration.  Amount included in other (income) expense, net represents royalty income in connection with the termination of the Sanofi-Pasteur MSD joint venture.

(2) Amounts primarily include employee separation costs and accelerated depreciation associated with facilities to be closed or divested related to activities under the company’s formal restructuring programs.

(3) Amount included in research and development expenses represents an aggregate charge recorded in conjunction with the formation of a collaboration with AstraZeneca.

(4) Represents the estimated tax impact on the reconciling items based on applying the statutory rate of the originating territory of the non-GAAP adjustments.

(5) Represents a net tax benefit related to the settlement of certain federal income tax issues.

MERCK & CO., INC.

GAAP TO NON-GAAP RECONCILIATION

NINE MONTHS ENDED SEPTEMBER 30, 2017

(AMOUNTS IN MILLIONS, EXCEPT PER SHARE FIGURES)

(UNAUDITED)

Table 2b

	GAAP	Acquisition and Divestiture-Related Costs (1)		Restructuring Costs (2)		Certain Other Items (3)		Adjustment Subtotal	Non-GAAP

Materials and production	$9,369	2,450		121				2,571	$6,798
Marketing and administrative	7,251	40		3				43	7,208
Research and development	7,927	289		11		2,350		2,650	5,277
Restructuring costs	470			470				470	—
Other (income) expense, net	30	18				(9)		9	21
Income Before Taxes	4,642	(2,797)		(605)		(2,341)		(5,743)	10,385
Income Tax Provision (Benefit)	1,186	(464	)(4)	(132	)(4)	(319	)(5)	(915)	2,101
Net Income	3,456	(2,333)		(473)		(2,022)		(4,828)	8,284
Net Income Attributable to Merck & Co., Inc.	3,440	(2,333)		(473)		(2,022)		(4,828)	8,268
Earnings per Common Share Assuming Dilution	$1.25	(0.85)		(0.17)		(0.73)		(1.75)	$3.00

Tax Rate	25.5%								20.2%

Only the line items that are affected by non-GAAP adjustments are shown.

Merck is providing certain non-GAAP information that excludes certain items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. Management believes that providing this information enhances investors’ understanding of the company’s results as it permits investors to understand how management assesses performance. Management uses these measures internally for planning and forecasting purposes and to measure the performance of the company along with other metrics. Senior management’s annual compensation is derived in part using non-GAAP income and non-GAAP EPS. This information should be considered in addition to, but not as a substitute for or superior to, information prepared in accordance with GAAP.

(1) Amounts included in materials and production costs primarily reflect $2.3 billion of expenses for the amortization of intangible assets recognized as a result of business acquisitions, as well as intangible asset impairment charges of $123 million.  Amounts included in marketing and administrative expenses reflect integration, transaction and certain other costs related to business acquisitions and divestitures.  Amounts included in research and development expenses reflect $253 million of in-process research and development (IPR&D) impairment charges and $36 million of expenses related to an increase in the estimated fair value measurement of liabilities for contingent consideration.  Amounts included in other (income) expense, net reflect changes in the estimated fair value measurement of liabilities for contingent consideration, partially offset by royalty income in connection with the termination of the Sanofi-Pasteur MSD joint venture.

(2) Amounts primarily include employee separation costs and accelerated depreciation associated with facilities to be closed or divested related to activities under the company’s formal restructuring programs.

(3) Amount included in research and development expense represents an aggregate charge recorded in conjunction with the formation of a collaboration with AstraZeneca.

(4) Represents the estimated tax impact on the reconciling items based on applying the statutory rate of the originating territory of the non-GAAP adjustments.

(5) Represents the estimated tax impact on the reconciling items based on applying the statutory rate of the originating territory of the non-GAAP adjustments, as well as a $234 million net tax benefit related to the settlement of certain federal income tax issues and an $88 million tax benefit related to the settlement of a state income tax issue.

MERCK & CO., INC.

FRANCHISE / KEY PRODUCT SALES

(AMOUNTS IN MILLIONS)

Table 3

	2017				2016						3Q		Sep YTD
	1Q	2Q	3Q	Sep YTD	1Q	2Q	3Q	Sep YTD	4Q	Full Year	Nom %	Ex-Exch %	Nom %	Ex-Exch %
TOTAL SALES (1)	$9,434	$9,930	$10,325	$29,689	$9,312	$9,844	$10,536	$29,692	$10,115	$39,807	-2	-3	0	1
PHARMACEUTICAL	8,185	8,759	9,156	26,101	8,104	8,700	9,443	26,247	8,904	35,151	-3	-4	-1	0
Primary Care and Women’s Health
Cardiovascular
Zetia	334	367	320	1,021	612	702	671	1,985	575	2,560	-52	-53	-49	-48
Vytorin	241	182	142	565	277	293	273	843	299	1,141	-48	-51	-33	-33
Atozet	49	63	59	171	23	33	39	96	50	146	50	43	78	77
Adempas	84	67	70	221	33	40	48	120	49	169	46	45	84	84
Diabetes
Januvia	839	948	1,012	2,799	906	1,064	1,006	2,976	932	3,908	1	1	-6	-5
Janumet	496	563	513	1,572	506	569	548	1,624	577	2,201	-6	-8	-3	-3
General Medicine & Women’s Health
NuvaRing	160	199	214	573	175	200	195	571	207	777	10	8	0	0
Implanon / Nexplanon	170	178	155	503	134	164	148	446	160	606	5	4	13	13
Follistim AQ	81	79	72	232	94	73	101	268	87	355	-29	-29	-13	-13
Hospital and Specialty
Hepatitis
Zepatier	378	517	468	1,363	50	112	164	326	229	555	185	184	*	*
HIV
Isentress / Isentress HD	305	282	310	896	340	338	372	1,050	337	1,387	-17	-18	-15	-14
Hospital Acute Care
Bridion	148	163	185	495	90	113	139	343	139	482	33	33	44	45
Noxafil	141	155	162	458	145	143	147	434	161	595	10	9	5	6
Invanz	136	150	159	445	114	143	152	409	152	561	5	3	9	8
Cancidas	121	112	94	327	133	131	142	406	152	558	-34	-35	-19	-18
Cubicin	96	103	91	290	292	357	320	969	119	1,087	-71	-72	-70	-70
Primaxin	62	71	73	206	73	81	77	231	66	297	-5	-5	-11	-8
Immunology
Remicade	229	208	214	651	349	339	311	999	269	1,268	-31	-34	-35	-34
Simponi	184	199	219	602	188	199	193	581	186	766	13	9	4	5
Oncology
Keytruda	584	881	1,047	2,512	249	314	356	919	483	1,402	194	192	173	174
Emend	133	143	137	413	126	143	137	405	144	549	0	-1	2	2
Temodar	66	65	68	198	66	73	78	216	67	283	-13	-12	-8	-8
Diversified Brands
Respiratory
Singulair	186	203	161	550	237	229	239	705	210	915	-33	-32	-22	-21
Nasonex	139	85	42	266	229	101	94	425	112	537	-55	-56	-37	-38
Dulera	82	69	59	210	113	121	97	331	105	436	-39	-40	-37	-37
Other
Cozaar / Hyzaar	112	119	128	360	126	132	131	389	121	511	-3	-1	-8	-6
Arcoxia	103	89	80	272	111	117	114	342	108	450	-30	-32	-20	-20
Fosamax	61	66	53	180	75	73	68	217	68	284	-23	-23	-17	-16
Vaccines (2)
Gardasil / Gardasil 9	532	469	675	1,675	378	393	860	1,631	542	2,173	-22	-22	3	3
ProQuad / M-M-R II / Varivax	355	399	519	1,273	357	383	496	1,236	405	1,640	4	5	3	4
Pneumovax 23	163	166	229	558	107	120	175	403	238	641	31	31	38	39
Zostavax	154	160	234	547	125	149	190	464	221	685	23	23	18	17
RotaTeq	224	123	179	525	188	130	171	489	162	652	4	4	7	7
Other Pharmaceutical (3)	1,037	1,116	1,013	3,172	1,083	1,128	1,191	3,398	1,172	4,574	-15	-15	-7	-7
ANIMAL HEALTH	939	955	1,000	2,894	829	900	865	2,594	884	3,478	16	14	12	11
Other Revenues (4)	310	216	169	694	379	244	228	851	327	1,178	-26	-13	-18	-7

* 200% or greater

Sum of quarterly amounts may not equal year-to-date amounts due to rounding.

(1) Only select products are shown.

(2) Vaccine sales in 2017 include sales in the European markets that were previously part of the Sanofi Pasteur MSD (SPMSD) joint venture that was terminated on December 31, 2016. Amounts for 2016 reflect supply sales to SPMSD.

(3) Includes Pharmaceutical products not individually shown above. Other Vaccines sales included in Other Pharmaceutical were $88 million in the first quarter, $87 million in the second quarter and $89 million in the third quarter of 2017 and $103 million, $91 million, $135 million and $126 million for the first, second, third and fourth quarters of 2016, respectively.

(4) Other Revenues are comprised primarily of alliance revenue, third-party manufacturing sales and miscellaneous corporate revenues, including revenue hedging activities.